Exhibit 99.1

ChemoCentryx Reports Fourth Quarter and Full Year 2020 Financial Results and Recent Highlights

— The New England Journal of Medicine highlights results of ADVOCATE Phase III trial of avacopan in

ANCA-associated vasculitis —

— Applications for regulatory approval of avacopan in ANCA-associated vasculitis under review in the U.S.

(PDUFA goal date of July 7, 2021), the E.U. (decision expected in H2 2021) and Japan —

— Topline data from AURORA Phase II clinical trial of avacopan in Hidradenitis Suppurativa (HS) leads to

Company plans for Phase III trial of avacopan in patients with most severe form of HS —

— Topline Results of ACCOLADE Phase II clinical trial of avacopan in C3 Glomerulopathy (C3G) include improved estimated

Glomerular Filtration Rate (eGFR); Company plans to discuss evidence of clinical benefit with FDA —

— Novel orally administered checkpoint inhibitor CCX559 expected to enter clinical development for next generation cancer treatment in H1 2021; avacopan study initiation for Lupus Nephritis in Q3 2021 —

— $460 million in cash and investments at year end 2020 —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., March 1, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the fourth quarter and full year ended December 31, 2020 and provided an overview of recent corporate highlights.

“Inexorably our march of progress advances, drummed on by the call to improve the lives of patients enduring diseases with grossly inadequate treatments,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “With regulatory applications for avacopan in ANCA-associated vasculitis accepted for review on three continents, we are preparing for our first commercial launch. In my view, avacopan has the potential to transform the lives of patients suffering from debilitating and intractable diseases, as demonstrated by the results not just in ANCA-associated vasculitis but also from our clinical trials in HS and C3G. We plan to launch a Phase III trial of avacopan in patients with severe HS in 2021, and to discuss the regulatory pathway for avacopan in C3G. Meanwhile, we are on track to initiate our next cycle of clinical development in 2021, with avacopan in lupus nephritis and — breaking entirely new ground — our orally-administered small molecule checkpoint inhibitor CCX559, designed to be a next generation cancer treatment. We sense at ChemoCentryx the opportunity to transform the therapeutic landscape to the benefit of patients — and we intend to seize it.”

Key Fourth Quarter 2020 Highlights and Recent Developments

•

In February, The New England Journal of Medicine (NEJM) published the results of the Company’s Phase III ADVOCATE trial of avacopan in ANCA-associated vasculitis, in which avacopan achieved statistical superiority in sustained remission at 52 weeks over prednisone containing standard of care.

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The article also reported additional benefits of avacopan including significantly lower risk of relapse, enhanced renal function, decreased toxicities related to glucocorticoids, and improved quality of life.

•

The avacopan article was accompanied by an editorial in the NEJM entitled “Avacopan — Time to Replace Glucocorticoids?” By Dr. Kenneth J. Warrington, Chair in the Division of Rheumatology, Department of Internal Medicine at Mayo Clinic in Rochester, Minn.

•

In February, the Company announced the appointment of Tausif “Tosh” Butt as Executive Vice President, Chief Operating Officer. Mr. Butt brings more than 20 years of executive management expertise in roles including sales and marketing with global pharmaceutical companies such as AstraZeneca, GlaxoSmithKline and Sanofi.

•

In December, the Company announced topline data from the ACCOLADE trial of avacopan for patients with the very rare disorder known as C3 Glomerulopathy (C3G). As in ANCA vasculitis, avacopan demonstrated statistically significant improvement in renal function as measured by the pre-specified endpoint of eGFR compared to placebo over 26 weeks of blinded treatment. While the change from baseline to Week 26 in C3 Glomerulopathy Histologic Index (C3G HI) Disease Activity score (primary endpoint) was improved with avacopan but not statistically different between the two treatment groups, the pre-specified secondary histology endpoint of C3G HI Disease Chronicity score (measuring progression of fibrosis) did demonstrate statistically significant benefit for avacopan over placebo. Avacopan was safe and well tolerated in C3G patients. Based on these data, ChemoCentryx plans to discuss evidence of clinical benefit for avacopan in C3G, for which there are no approved therapies, with the FDA.

•

The marketing authorization application for avacopan in the treatment of ANCA-associated vasculitis was validated by the European Medicines Agency (EMA) in November, and very recently (February) the Japanese New Drug Application was accepted for review by the Pharmaceuticals and Medical Devices Agency (PMDA).

•

In October, ChemoCentryx reported topline data from AURORA, the randomized, double-blind, placebo-controlled, multi-center Phase II clinical trial of avacopan for the treatment of Hidradenitis Suppurativa (HS) in patients with moderate or severe disease. Avacopan at 30 mg BID demonstrated a statistically significant higher response than placebo in the pre-specified Hurley Stage III (severe) HS patients and the Company plans to advance avacopan into Phase III development in this patient population.

•

The Company remains on track to initiate Phase I clinical development of its orally administered checkpoint inhibitor, CCX559, for cancer in the first half of 2021, and a clinical study of avacopan in lupus nephritis in the third quarter of 2021.

•	The Company maintained a strong balance sheet, with reported cash, cash equivalents and investments of $460.4 million at December 31, 2020.

Fourth Quarter and Full Year 2020 Financial Results

Revenue was $4.4 million for the fourth quarter of 2020, compared to $10.0 million for the same period in 2019. For the full year ended December 31, 2020, revenue was $64.9 million, compared to $36.1 million in 2019. Revenue is recognized based on actual costs incurred as a percentage of total budgeted costs as the Company completes its performance obligations under its alliance agreements. The quarterly decrease from 2019 to 2020 was primarily attributable to lower costs incurred in 2020 due to the completion of the avacopan ADVOCATE Phase III pivotal trial. The year-over-year increase was driven by the acceleration of revenue recognition associated with the CCX140 agreement with Vifor. Following the decision to discontinue development of CCX140 in focal segmental glomerulosclerosis, $46.7 million of deferred revenue was recognized as contract revenue. This increase was partially offset by lower costs incurred due to the completion of the avacopan ADVOCATE Phase III pivotal trial in 2020.

Research and development expenses were $21.2 million for the fourth quarter of 2020, compared to $19.2 million for the same period in 2019. Full year 2020 research and development expenses were $77.9 million, compared to $70.3 million in 2019. The increases from 2019 to 2020 were primarily attributable to professional fees associated with the preparation of the NDA submission for avacopan for the treatment of ANCA vasculitis and higher research and drug discovery expenses, including those tied to the advancement of CCX559, the Company’s orally administered checkpoint inhibitor. These increases were partially offset by lower expenses due to the completion of the avacopan ADVOCATE Phase III pivotal trial and the CCX140 LUMINA-1 Phase II clinical trial in 2019.

General and administrative expenses were $12.7 million for the fourth quarter of 2020, compared to $7.0 million for the same period in 2019. Full year 2020 general and administrative expenses were $42.2 million, compared to $24.2 million in 2019. The increases from 2019 to 2020 were primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the fourth quarter of 2020 was $29.9 million, compared to a net loss of $15.5 million for the same period in 2019. Full year 2020 net loss was $55.4 million, compared to a net loss of $55.5 million in 2019.

Total shares outstanding at December 31, 2020 were approximately 69.5 million shares.

Cash, cash equivalents and investments totaled $460.4 million at December 31, 2020. The Company expects to utilize cash, cash equivalents and investments in the range of $145 million to $155 million in 2021.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 1, 2020 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 8283128. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis and a New Drug Application is under review by the U.S. Food and Drug Administration. Avacopan is also in late stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G).

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether avacopan will be approved by the FDA, EMA or PMDA for the treatment of ANCA-associated vasculitis, the timing of the FDA’s, EMA’s and PMDA’s decision on the NDA, MAA, and JNDA, respectively, whether avacopan will be an effective treatment in other indications such severe HS and C3G, whether a Phase III trial of avacopan in patients with severe HS will commence in 2021, whether avacopan for lupus nephritis and CCX559 will enter clinical trials in 2021, whether actual cash utilization will fall within projections and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan

Lee Roth

212.213.0006

lroth@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)
Condensed Consolidated Statements of Operations Data:

Revenue:
Collaboration and license revenue from related party	$4,227	$9,871	$64,392	$35,952
Grant revenue	131	176	499	176

Total revenue	4,358	10,047	64,891	36,128

Operating expenses:
Research and development	21,227	19,202	77,882	70,276
General and administrative	12,712	6,968	42,186	24,155

Total operating expenses	33,939	26,170	120,068	94,431

Loss from operations	(29,581)	(16,123)	(55,177)	(58,303)
Other income (expense), net	(295)	595	(179)	2,814

Net loss	$(29,876)	$(15,528)	$(55,356)	$(55,489)

Basic and diluted net loss per common share	$(0.43)	$(0.26)	$(0.84)	$(0.98)

Shares used to compute basic and diluted net loss per common share	69,253	58,938	65,688	56,898

	December 31,
	2020	2019

Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$460,370	$202,240
Working capital	390,012	115,282
Total assets	518,899	209,083
Long-term debt, net	24,401	19,786
Accumulated deficit	(485,342)	(429,986)
Total stockholders’ equity	385,613	66,000